Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2007 First Quarter Financial Results

For Immediate Release

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, May 7, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported financial results for the quarter ended March 31, 2007. Product sales for the quarter ended March 31, 2007 increased 22% to $13,151,000, as compared to $10,817,000 for the same period in 2006. Excluding sales of our VITOMATRIX™ dental scaffold, which is not sold by our sales and distribution channel, and our former ENDOSKELETON product, product sales for the first quarter of 2007 increased 26% as compared to the first quarter of 2006. See “Non-GAAP Disclosures and Reconciliation” below for a detailed reconciliation between the non-GAAP and GAAP reported sales results.

Sales growth for the reported period in 2007 was primarily attributable to increased sales of our VITOSS® FOAM and VITAGEL® product portfolios in the U.S. as we further develop our U.S. field sales network. Approximately 61% and 60% of our product sales during the three months ended March 31, 2007 and 2006, respectively, were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation. VITAGEL, which was launched at the start of 2005, contributed approximately 21% of product sales for the three months ended March 31, 2007, as compared to approximately 16% of our product sales during the three months ended March 31, 2006.

Gross profit for the three months ended March 31, 2007 and 2006 was $8,442,000 and $7,306,000, respectively. As a percentage of sales, gross profit was 64% and 68% for the three months ended March 31, 2007 and 2006, respectively. The decline in the gross profit margin for the three months ended March 31, 2007, as compared to the gross profit margin for the corresponding period in 2006, primarily reflects the shift in product mix toward VITAGEL product sales, which have a lower gross profit as compared to our other products.

Operating expenses for the three months ended March 31, 2007 and 2006 were $11,659,000 and $11,158,000, respectively, which represents a 4% increase in operating expenses as compared to a 22% increase in product sales for the first quarter of 2007. Operating expenses for the three months ended March 31, 2007 and 2006 included non-cash employee compensation expense of $321,000 and $408,000, respectively, related to stock options and restricted stock units. In addition, operating expenses for the three months ended March 31, 2007 were reduced by a non-cash fair value adjustment of $493,000 for our fully-vested non-employee consultant stock options outstanding, while operating expenses for the three months ended March 31, 2006 were increased by a non-cash fair market value adjustment of $87,000 for our fully-vested non-employee consultant stock options outstanding.

General & administrative expenses for the three months ended March 31, 2007 increased 17% to $2,471,000 from $2,106,000 for the same period in 2006, primarily due to increased headcount in finance and information technology to support business growth, and higher patent related expenses. General & administrative expenses were equivalent to 19% and 20% of product sales for the three months ended March 31, 2007 and 2006, respectively.

Selling & marketing expenses were $7,414,000 for the three months ended March 31, 2007, a 7% increase from $6,947,000 for the three months ended March 31, 2006. The increase for the three months ended March 31, 2007 was primarily due to higher salary and benefit costs incurred by expanding our field sales team in order to support the growth of U.S product sales, as well as higher commissions paid in the U.S. as a result of increased product sales in 2007. The number of our direct sales representatives increased from 59 at March 31, 2006 to 70 at March 31, 2007. In addition, selling and marketing expenses for the three months ended March 31, 2007 and 2006 included non-cash employee compensation expense of $110,000 and $146,000, respectively, relating to stock options and restricted stock units awarded to employees. Selling & marketing expenses for the three months ended March 31, 2007 were reduced by a non-cash fair value adjustment of $493,000 for our fully-vested non-employee consultant stock options outstanding, while expenses for the three months ended March 31, 2006 were increased by a non-cash fair market value adjustment of $87,000 for our fully-vested non-employee consultant stock options outstanding. Amounts for selling & marketing expenses were equivalent to 56% and 64% of product sales for the three months ended March 31, 2007 and 2006, respectively.

Research & development expenses decreased to $1,773,000 for the three months ended March 31, 2007 from $2,105,000 for the same period in 2006. The 16% decrease is primarily due to lower costs associated with product development and our CORTOSS clinical trial in the U.S. Research & development expenses were equivalent to 14% and 19%, respectively, of product sales for the three months ended March 31, 2007 and 2006.

The net loss for the three months ended March 31, 2007 decreased to $2,944,000 from $3,928,000 for the three months ended March 31, 2006. The decrease in net loss primarily resulted from the $580,000 difference between the non-cash fair value adjustments for our fully-vested non-employee consultant stock options outstanding for each of the three months ended March 31, 2007 and 2006, as well as a net gain of $372,000 from the sale of the ENDOSKELETON product line and related assets in February 2007. The net loss per common share for the three months ended March 31, 2007 and 2006 was $0.05 and $0.08, respectively, based upon 61,332,000 and 52,322,000 common shares outstanding, respectively.

Cash, cash equivalents, and investments were $24,241,000 at March 31, 2007 in comparison to cash, cash equivalents and investments of $28,339,000 at December 31, 2006. For the quarter ended March 31, 2007, the net cash and cash equivalents used in operating activities were $4,686,000, compared to $6,363,000 for the quarter ended March 31, 2006. Net cash and cash equivalents used in operating activities for the quarter ended March 31, 2007 decreased as compared with the quarter ended March 31, 2006 primarily due to: (i) a decrease in accounts receivable and an increase in accounts payable, partially offset by an increase in inventories, and (ii) the timing of the full year 2006 prepaid revenue interest refund from Paul Capital Royalty Acquisition Fund, received in March 2007, as opposed to the 2005 prepaid revenue interest refund that was received in April 2006.

Non-GAAP Disclosures and Reconciliation

This press release includes non-GAAP financial information relating to the Company’s product sales for the first three months of 2007 and 2006. The non-GAAP financial information excludes sales of our VITOMATRIX dental scaffold and former ENDOSKELETON product. The Company sold the ENDOSKELETON product line in the first quarter of 2007. Accordingly, the Company had no sales of ENDOSKELETON products during the first quarter of 2007. Sales of VITOMATRIX to Biomimetic Therapuetics, Inc., our sole commercial purchaser of VITOMATRIX, are made pursuant to a corporate supply agreement as a raw material for Biomimetic’s GEM21S dental product, which is not sold by the Company. Management believes that a presentation of the non-GAAP sales results excluding the effect of VITOMATRIX and ENDOSKELETON sales will enhance comparability of the Company’s product sales results for the three month period ended March 31, 2007 with those of the same period of the prior year by excluding product sales that we believe are not indicative of our core operating results.

We have provided below for your reference supplemental financial disclosure for the non-GAAP measure described above, including the most directly comparable GAAP measure and an associated reconciliation.

	Three Months Ended March 31,
	2007		2006			% Change
Product Sales (as reported)		$13,150,686		$10,816,956		22%

Less: ENDOSKELETON product sales Less: VITOMATRIX product sales	$	— (1,400)	$ $	(153,960 (207,680	) )

Product Sales (excluding ENDOSKELETON and VITOMATRIX product sales)		$13,149,286		$10,455,316		26%

Conference Call

Antony Koblish, President and Chief Executive Officer, and Albert J. Pavucek, Jr., Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern time on May 7, 2007 to review and discuss the first quarter 2007 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 6099428. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning May 7, 2007, at 11:30 a.m. Eastern time, and ending May 14, 2007, at 11:59 p.m. Eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 6099428.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the development of our sales network; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Three Months Ended March 31,
Statements of Operations Data:	2007	% of Product Sales	2006	% of Product Sales
PRODUCT SALES	$13,150,686	100%	$10,816,956	100%

COST OF SALES	4,709,089	36%	3,511,175	32%

GROSS PROFIT	8,441,597	64%	7,305,781	68%

OPERATING EXPENSES:
General & administrative expenses	2,471,407	19%	2,105,780	20%
Selling & marketing expenses	7,414,140	56%	6,947,027	64%
Research & development expenses	1,773,318	14%	2,105,203	19%

Total operating expenses	11,658,865	89%	11,158,010	103%

OPERATING LOSS	(3,217,268)	(24)%	(3,852,229)	(35)%

Other income (expense), net	272,900	2%	(75,400)	(1)%

NET LOSS	$(2,944,368)	(22)%	$(3,927,629)	(36)%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.05)		$(0.08)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	61,332,403		52,321,863

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

Balance Sheet Data:	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
Cash and cash equivalents	$10,151,957	$16,402,379
Short-term investments	14,089,358	11,936,143
Accounts receivable, net	8,210,219	8,755,068
Inventories	10,730,714	9,444,483
Prepaid revenue interest expense	1,430,371	570,534
Other current assets	403,973	356,005

Total current assets	45,016,592	47,464,612
Property and equipment, net	4,912,761	5,294,880
License Right Intangible	8,787,402	9,000,000
Other assets	690,513	455,819

Total assets	$59,407,268	$62,215,311

Current liabilities	$8,323,627	$8,164,375
Derivative liability associated with non-employee stock options	1,327,236	1,819,761
Long-term liabilities	8,818,222	8,969,653

Total liabilities	18,469,085	18,953,789
Total shareholders’ equity	40,938,183	43,261,522

	$59,407,268	$62,215,311

	Three Months Ended March 31,
Cash Flow Data:	2007	2006
Net cash used in operating activities	$(4,685,849)	$(6,363,280)

Net cash (used in) provided by investing activities	$(1,628,073)	$3,188,564

Net cash provided by (used in) financing activities	$38,176	$(17,039)

Effect of exchange rate changes on cash and cash equivalents	$25,324	$(169,853)

Source: Orthovita, Inc.